INTERNATIONAL GAME TECHNOLOGY ANTICIPATES
           $1 BILLION PRIVATE OFFERING OF SENIOR NOTES


FOR IMMEDIATE RELEASE              CONTACT:   Maureen Imus
April 28, 1999                     TELEPHONE: (775) 448-0127
                                   CONTACT:   Robert McIver
                                   TELEPHONE: (775) 448-0110


     (Reno, Nev.) International Game Technology (NYSE "IGT")

today announced that it plans to offer $1,000,000,000 in

aggregate principal amount of Senior Notes in a private placement pursuant to Rule 144A under the Securities Act of 1933.  The net proceeds from the offering are expected to be used to finance the

Company's previously announced planned acquisition of Sodak

Gaming, Inc., to redeem the remaining $85.7 million of its 7.84%

Senior Notes due 2004, to repay outstanding borrowings under its revolving bank credit facility and Australian credit facility,

and to fund working capital and the Company's common stock

repurchase program.

     The Senior Notes anticipated to be offered and sold will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such

registration or an applicable exemption from the registration requirements of the Securities Act.

     This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of Senior Notes in any jurisdiction in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under

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IGT ANTICIPATES $1 BILLION PRIVATE OFFERING OF SENIOR NOTES - PAGE 2


applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

     IGT is a world leader in the design, development and

manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal.